As filed with the Securities and Exchange Commission on June 12, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JUNIPER NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0422528
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1133 Innovation Way
Sunnyvale, California 94089
(Address of Principal Executive Offices) (Zip Code)

Juniper Networks, Inc. 2015 Equity Incentive Plan, as amended and restated
(Full title of the plan)

Robert Mobassaly, Esq.
Senior Vice President, General Counsel and Secretary
Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, California 94089
(408) 745-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brett Cooper, Esq.	Colin Lloyd, Esq.
Orrick, Herrington & Sutcliffe LLP	Juniper Networks, Inc.
405 Howard Street	1133 Innovation Way
San Francisco, CA 94105	Sunnyvale, California 94089
(415) 773-5700	Telephone: (408) 745-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I will be delivered to the participants holding the equity awards covered by this registration statement on Form S-8 (the "Registration Statement") as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Juniper Networks, Inc. (the "Registrant") hereby incorporates by reference in this Registration Statement the following documents filed with the Commission:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 21, 2025;
(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2024; and
(c) The description of the common stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2009, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Delaware law provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors and officers to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The Registrant’s restated certificate of incorporation contains such a provision that eliminates the personal liability of its directors and officers to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by applicable law.
Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. In addition, under Delaware law, in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to an any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Registrant to procure a judgment in its favor), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity, any predecessor of the Registrant or any subsidiary of the Registrant as a director or officer at another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding. However, the aforementioned indemnification applies only if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the above indemnification (subject to the same qualifications) with respect to persons who are or were serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as an employee or agent of another entity.
The Registrant’s amended and restated bylaws further provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant or any predecessor or subsidiary of the Registrant, to procure a judgment in the Registrant’s favor, by reason of the fact that he or she is or was a director or officer of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or predecessor or subsidiary of the Registrant, as a director or officer of another entity, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. However, this indemnification applies only if the indemnified person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, any predecessor of the Registrant, or any subsidiary of the Registrant and no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, any predecessor of the Registrant, or any subsidiary of the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to such indemnity. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the indemnification described in this paragraph (subject to the same qualifications) with respect to persons who are or were serving as employees and agents of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as a director or officer of another entity.
The Registrant’s amended and restated bylaws also provide that the Registrant shall advance to a director or officer of the Registrant the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.
The Registrant’s amended and restated bylaws also provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant or predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the indemnification provisions of the Registrant’s amended and restated bylaws.

The Registrant’s amended and restated bylaws further provide that the Registrant may, to the extent authorized from time to time by (i) the Registrant’s board of directors or (ii) the Chief Executive Officer, President, Secretary or Chief Financial Officer of the Registrant (so long as such officer is disinterested at the time of such decision), provide rights to indemnification and to the advancement of expenses to non-executive employees and agents of the Registrant similar to those described above and conferred by the Registrant’s amended and restated bylaws to directors and officers of the Registrant.
Pursuant to the authority provided in the Registrant’s restated certificate of incorporation and amended and restated bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.
The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s restated certificate of incorporation and amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
99.1
Juniper Networks, Inc. 2015 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 28, 2025 filed on May 29, 2025)

107*	Filing Fee Table
_______________

*Filed herewith.
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 12, 2025.

JUNIPER NETWORKS, INC.

By:	/s/ Rami Rahim
Rami Rahim
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rami Rahim, Kenneth B. Miller and Robert Mobassaly, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rami Rahim
Rami Rahim	Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2025

/s/ Kenneth B. Miller
Kenneth B. Miller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 12, 2025

/s/ Thomas A. Austin
Thomas A. Austin	Group Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 12, 2025

/s/ Scott Kriens
Scott Kriens	Chairman of the Board of Directors	June 12, 2025

/s/ Anne T. DelSanto
Anne T. DelSanto	Director	June 12, 2025

/s/ Kevin DeNuccio
Kevin DeNuccio	Director	June 12, 2025

/s/ James Dolce
James Dolce	Director	June 12, 2025

/s/ Steven Fernandez
Steven Fernandez	Director	June 12, 2025

/s/ Christine M. Gorjanc
Christine M. Gorjanc	Director	June 12, 2025

/s/ Janet B. Haugen
Janet B. Haugen	Director	June 12, 2025

/s/ Rahul Merchant
Rahul Merchant	Director	June 12, 2025

/s/ William R. Stensrud
William R. Stensrud	Director	June 12, 2025